Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Snap Interactive, Inc. on Form S-8 of our report dated March 28, 2017, with respect to our audits of the consolidated financial statements of Snap Interactive, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report is included in the Annual Report on Form 10-K of Snap Interactive, Inc. for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

June 16, 2017